Exhibit 10.2
RETIREMENT AND ADVISORY AGREEMENT

This Retirement and Advisory Agreement (the “Agreement”), is made as of May 4, 2022 by and between Insulet Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and Shacey Petrovic (the “Executive”).

W I T N E S E T H:

WHEREAS, the Company has employed the Executive as its President and Chief Executive Officer, and as a member of the Board of Directors of the Company (the “Board”), pursuant to the terms of an offer letter between the Company and the Executive dated as of September 10, 2018 (the “Offer Letter”);

WHEREAS, the Executive has provided notice to the Company of her intent to resign her duties as President and Chief Executive Officer of the Company (“CEO”) for personal family reasons, effective as of June 1, 2022 (“Effective Date”); and

WHEREAS, in recognition of the value of Executive’s continued services to the Company, the Board has requested, and Executive has agreed, to remain with the Company as a non-executive employee with the title of Senior Advisor, to provide such advisory services as may be requested by the Company through a specified date, including support for the leadership transition and the Company’s continued growth, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (collectively, the “Parties”) agree as follows:

1. Officer Resignation. The Parties agree that on and as of the Effective Date, the Executive hereby resigns, and shall not have any ongoing duties as, an officer and executive of the Company (including as a director and officer of any subsidiaries thereof). The Parties further agree that the terms and conditions set forth in this Agreement shall constitute the full and complete understanding of the Parties in respect of such resignation. The Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with any provision in this Agreement.

2. Advisory Period Employment and Board Service.

(a) Beginning on the Effective Date and ending on the date that is two (2) business days prior to the date of the Company’s annual shareholder meeting in May of 2023 (the “Advisory Period”), the Executive shall hold a non-executive, employee position with the title of Senior Advisor, reporting solely to the CEO who succeeds the Executive in such position. In this role, the Executive shall provide such advisory services, including transition and strategic advice, as the CEO may reasonably request.

(b) The Parties each acknowledge and agree that Executive shall continue to serve as a member of the Board through the completion of the Executive’s current Board term, which is due to expire in May of 2024; provided that (i) the Company acknowledges that the Executive may elect to resign from the Board at an earlier date, and (ii) the Executive acknowledges that the Board may determine in good faith that it is reasonable and appropriate for the Executive to resign at an earlier date (in which case, the Executive agrees to resign her membership from the Board as of the requested resignation date), and, in that event, the Executive’s then outstanding and unvested Board-service, non-employee equity grants shall become immediately vested upon such resignation date. The Executive acknowledges and agrees that Executive shall not be entitled to any additional compensation for her continued service as a member of the Board, unless and until Executive ceases to be an employee of the Company prior to the date any subsequent compensation is otherwise payable to incumbent non-employee members of the Board in accordance with the Company’s non-employee director compensation policy as in effect from time to time. For example, if the Executive resigns her employment with the Company prior to the end of the Advisory Period but remains a member of the Board, Executive will, for the calendar quarter ending after such employment resignation date, receive the same base cash non-employee director fee, paid at the same time, as other incumbent non-employee members of the Board are receiving under the non-employee director compensation policy, prorated for any partial period of the quarter during which the Executive is no longer an employee of the Company, and will otherwise be entitled to full quarterly cash director fees and equity awards thereafter, so long as Executive remains a non-employee member of the Board.

3. Compensation and Benefits During the Advisory Period. Subject to the Executive executing and delivering to the Company on the Effective Date, and not revoking, a release of claims in substantially the form attached as Exhibit A to this Agreement (the “Release”), during the Advisory Period the Executive shall be entitled to the following:

(a) an annual rate of base salary of $500,000, payable in accordance with the Company’s normal payroll practices as established or modified from time to time;

(b) a 2022 annual cash bonus opportunity with a blended target of (i) $800,000 through the Effective Date and (ii) $500,000 from the Effective Date through fiscal year end 2022, with such actual bonus amount determined based on the Company’s achievement of applicable performance goals as previously established in accordance with the terms of the Company’s annual bonus program (the “2022 Bonus”);

(c) continued vesting in those outstanding equity awards granted under the Company’s stock option and incentive plan (the “SOIP”) which by their terms are scheduled to vest through May 2023; and

(d) continued participation in the Company’s employee benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other active employees of the Company, as in effect from time to time, including, for the avoidance of doubt, the Company’s 401(k) and insurance plans until such time as the Executive ceases to be an employee of the Company, at which point such active employee participation would cease.

For the avoidance of doubt, and notwithstanding the other terms and conditions set forth in this Agreement or the SOIP: (x) as of the Effective Date, the Executive shall cease to be eligible to participate in all other executive-level compensation and benefit arrangements, including the Insulet Corporation Amended and Restated Executive Severance Plan (the “ESP”); (y) the Executive acknowledges and agrees that Executive shall not be eligible for, and waives any entitlement to: (I) any annual cash bonus opportunity in respect of fiscal year 2023, (II) any long-term incentive equity award grants otherwise granted to employees in 2023 under the SOIP, and (III) in connection with any Sale Event (as such term is defined in the SOIP), any acceleration and/or cancellation and settlement of then outstanding, unvested equity awards with regularly scheduled vesting dates that are later than May 2023; and (z) as of the date that the Executive ceases to be employed with the Company at the end of the Advisory Period, the Executive shall forfeit all then outstanding, unvested equity awards and be considered to have ceased to be a “Service Provider” (as such term is defined under the SOIP) for all purposes under the SOIP, except that all of the Executive’s then outstanding, vested stock options shall remain outstanding and exercisable until the earlier of (I) 90 days after the date the Executive ceases to serve as a member of the Board and (II) the original 10-year expiration date of the options.

4. Impact of Termination of Employment.
(a) Either Party may provide ten (10) business days advance written notice of termination of the employment arrangements described in this Agreement at any time and for any reason prior to the end of the Advisory Period. Upon any termination of the Executive’s employment by either Party or upon expiration of the Advisory Period, on the first regularly-scheduled payroll date following any such employment termination date, the Company shall pay the Executive a lump sum equal to all then accrued but unpaid base salary, and the Company shall thereafter only provide any other or additional vested benefits due under the applicable terms of any applicable employee benefit plan program, agreement, corporate governance document or other arrangement of the Company or its affiliates. The Executive shall also be entitled to be reimbursed for the Executive’s reasonable business expenses incurred through the termination of the Executive’s employment for any reason, subject to the Company’s policies and procedures with respect to expense reimbursement.

(b) Upon a termination of the Executive’s employment by the Company without Cause (as such term is defined in the SOIP), and subject to the Executive’s execution without revocation of a Release within the time period set forth therein, the Executive shall be entitled to (i) a lump sum payment equal to the base salary that would otherwise have been paid during the remainder of the Advisory Period pursuant to Section 3(a) above (and, solely if such termination occurs prior to the Effective Date, a lump sum amount representing the amount of base salary that would have been paid to Executive through the Effective Date), plus, solely if such termination of employment occurs prior to payment of the 2022 Bonus to the Executive by the Company, payment of the 2022 Bonus calculated pursuant to Section 3(b) above at the target level (with all such amounts to be paid on the first regularly scheduled payroll date following the date of such termination of employment), (ii) continued vesting, as if the Executive’s employment had not been terminated, of unvested equity awards otherwise scheduled to vest through May of 2023 in accordance with the terms thereof pursuant to Section 3(c) above, (iii) if Executive elects COBRA, the Company shall continue to pay its employer share of the COBRA premiums for what would have been the remainder of the Advisory Period; and (iv) all of the Executive’s then outstanding, vested stock options shall remain outstanding and exercisable until the earlier of (I) 90 days after the date the Executive ceases to serve as a member of the Board and (II) the original 10-year expiration date of the options. The Executive acknowledges and agrees that, upon any termination of the Executive’s employment during the Advisory Period (and except as otherwise provided in Section 4(a) above or this Section 4(b)), the Executive shall not be entitled to any other compensatory payments or benefits (including, without limitation, any equity award vesting or severance benefits, whether under the ESP or SOIP in connection with any corporate transaction or otherwise).

5. Restrictive Covenants. The Executive acknowledges and agrees that the terms set forth in that certain employee Non-Competition and Non-Solicitation Agreement previously executed by and between the Company are incorporated by reference into, and are material terms of, this Agreement, and shall remain in full force and effect.

6. Representations.

(a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under this Agreement and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company further represents that the members of the Board each are unaware of (i) any basis for the Company to assert claims against the Executive for any actions or omissions of the Executive on or prior to the date hereof or (ii) any basis for terminating the Executive’s employment for Cause (as such term is defined in the SOIP).

(b) The Executive represents and warrants that (i) to the best of the Executive’s knowledge and belief, the execution, delivery and performance of this Agreement by the Executive does not violate any law or regulation applicable to the Executive and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive, enforceable against the Executive in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

7. Miscellaneous.

(a) Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any other provisions of any other agreement between the Company and the Executive, the provisions of this Agreement shall control.

(b) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(c) Section 409A.

(i) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(ii) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” However, the Executive shall not have any duties after his Retirement Date that are inconsistent with his having a “separation from service” on his Retirement Date. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv) The parties intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(v) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Insulet Corporation
By: /s/ John W. Kapples
Name: John W. Kapples
Title: Senior Vice President and General Counsel

Executive

/s/ Shacey Petrovic
Shacey Petrovic

EXHIBIT A

RELEASE OF CLAIMS

Do Not Sign This Release of Claims Prior to the Effective Date
FOR AND IN CONSIDERATION OF the compensation and benefits described in the Retirement and Advisory Agreement between Shacey Petrovic (hereinafter, “you” or “I”) and Insulet Corporation (“Insulet” or the “Company”) (the “Agreement”) into which this document is incorporated, which are conditioned on you signing, delivering and not revoking this Release of Claims (“Release”) to General Counsel, Insulet Corporation, 100 Nagog Park, Acton, MA, 01720, so that this Release has become irrevocable within 30 days following the Effective Date (as such term is defined in the Agreement), as defined in Section 1 of the Agreement, you agree as follows:

1. Release: Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a) In exchange for the amounts, rights and benefits described in the Agreement (some of which are in addition to anything of value to which you are entitled under your Offer Letter (as such term is defined in the Agreement)), you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees (as defined below) from any and all legally waivable claims that you have against the Company Releasees. Other than as provided in Sections 1(e) and 1(f) below, this means that by signing this Release, you are agreeing to forever waive, release and discharge any type of claim against the Company Releasees arising from conduct that occurred any time in the past and up to and through the date you sign this Release. “Company Releasees” is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Release that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as wrongful discharge, tortious interference with contractual or advantageous relations, misrepresentation and/or defamation); any claims for equity or employee benefits of any kind; or any other legally waivable statutory and/or common law claims.

(c) For avoidance of doubt, by signing this Release you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 1(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (“Title VII”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act (“EPA”), The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non- Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), The Massachusetts Fair Employment Practices Act (M.G.L. ch. 151B), The Massachusetts Payment of Wages Law (M.G.L. ch. 149, § 148), The Massachusetts Overtime Law (M.G.L. ch. 151, § 1A), The

Massachusetts Equal Rights Act, The Massachusetts Sick Leave law, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Earned Paid Sick Leave Law, The Massachusetts Civil Rights Act, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d) You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes any wage and hour related claims under any state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

(e) Notwithstanding the foregoing, nothing in this section or elsewhere in this Release (i) prevents you from filing a claim under the workers compensation or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Release under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; although, by signing this Release you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency (and not the Company) for information provided to the government agency; (iv) waives your rights to vested benefits and/or vested equity under applicable retirement, pension, deferred compensation and/or equity plans or agreements; or (v) limits, affects, or waives any of your rights under the Agreement.

(f) Notwithstanding anything in this Release to the contrary, nothing in this section or elsewhere in this Release shall be construed as a waiver of any right you may have to indemnification or expense advancement under the by-laws of the Company, or to any coverage provided by the Company’s Directors and Officers insurance, or to any other payments and benefits provided under (or preserved by) the Agreement.

2. Arbitration of Disputes: Any controversy or claim arising out of or relating to this Release or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This section shall be specifically enforceable. Notwithstanding the foregoing, this section shall not preclude either you or the Company from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this section.

3. Consent to Jurisdiction: To the extent that any court action is permitted consistent with or to enforce Section 2 of this Release, you and the Company hereby consent to the jurisdiction of the Superior Court of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

4. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:
Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a) in consideration for the amounts and benefits described in the Agreement (some of which are in addition to anything of value to which you are entitled under your Offer Letter), you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Release was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Release is executed are not waived by you;

(c) you have carefully read and fully understand all of the provisions of this Release, and you knowingly and voluntarily agree to all of the terms set forth in this Release; and

(d) in entering into this Release you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in the Agreement.

5. Period for Review and Consideration of Agreement:

(a) You acknowledge that you have at least twenty-one (21) days to review this Release and consider its terms before signing it and delivering it to the Company.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release.

6. Representations and Warranties: You represent that you have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency that involves you or any of the Company Releasees. You affirm that you have given the Company oral and/or written notice of any and all concerns that you may have regarding suspected ethical or compliance issues or violations on the part of the Company, any of the Company Releasees or you. You also affirm that you have no known workplace injuries or occupational diseases, and you have been provided and/or have not been denied any leave or accommodation under applicable leave and/or disabilities laws. You acknowledge and represent that you have received from the Company any and all payments due you through the date of your execution of this Release, including, without limitation, wages, salary, vacation pay, draws, incentive pay, bonuses, commissions, severance pay, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums, other than as expressly provided for in the Agreement. You warrant and represent to the Company that you have not assigned or transferred, or purported to assign or transfer to any person or entity any matter included in the release in Section 1, above, or any part or portion thereof, and you agree to indemnify and hold harmless the Company from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including payment of attorney’s fees and costs actually incurred, whether or not litigation is commenced), lien, action, and cause of action, based on, in connection with, or arising out of any such assignment or transfer, or purported assignment or transfer.

7. Revocation Right: You may revoke this Release for a period of seven (7) days after signing it and delivering it to the Company. In order to revoke this Release, you must submit a written notice of revocation to General Counsel, Insulet Corporation, 100 Nagog Park, Acton, MA, 01720, jkapples@insulet.com. This written notice may be sent by mail, overnight mail, email or hand-delivery but must be received by the Company no later than 11:59 p.m. on the seventh day.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Shacey Petrovic	Date signed